EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Announces Fourth Quarter and Fiscal Year Ended September 30, 2016

Financial Results

GREENWICH, CT, December 13, 2016 - Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR" or "we") today announced its financial results for the fourth fiscal quarter and year ended September 30, 2016.

Fourth Fiscal Quarter 2016 Financial Highlights

•	Net investment income of $6.3 million, or $0.22 per share;

•	Net asset value per share increased to $11.06 as of September 30, 2016;

•	Closed $28.2 million of new investments; and

•	Reported only one investment on non-accrual status at September 30, 2016, representing 1.3% of the portfolio at fair value.

Fiscal Year 2016 Financial Highlights

•	Net investment income of $25.3 million, or $0.86 per share; and

•	Closed $284.4 million of new investments.

“The September quarter was marked by credit stability and an increase in NAV driven by spread tightening in the middle market.  We like the positioning of our portfolio, with very low exposure to cyclical industries and a focus on companies that operate in high cash flow sectors,” stated Ivelin M. Dimitrov, FSFR's Chief Executive Officer.  “Looking ahead, we plan to continue operating within our target leverage range and further fund the FSFR Glick joint venture in an effort to deliver strong returns to our shareholders.”

Portfolio and Investment Activity

FSFR's Board of Directors determined the fair value of our investment portfolio at September 30, 2016 to be $573.6 million, as compared to $623.6 million at September 30, 2015. Total assets were $624.9 million at September 30, 2016, as compared to $697.7 million at September 30, 2015.

During the quarter ended September 30, 2016, we closed $28.2 million of investments in four new portfolio companies and funded $26.2 million across new and existing portfolio companies. This compares to closing $103.7 million of investments in 25 new and one existing portfolio companies, and funding $108.7 million across new and existing portfolio companies during the quarter ended September 30, 2015. During the quarter ended September 30, 2016, we received $25.6 million in connection with full repayments of four of our debt investments, all of which were exited at or above par, and an additional $28.2 million in connection with paydowns, syndications and sales of debt investments.

At September 30, 2016, our portfolio consisted of investments in 63 companies. At fair value, 87.6% of our portfolio consisted of senior secured floating rate debt investments, and 11.0% consisted of investments in the subordinated notes and LLC equity interests of FSFR Glick JV LLC ("FSFR Glick JV") and 1.4% consisted of equity investments. Our average portfolio company debt investment size at fair value was $8.9 million at September 30, 2016 versus $9.7 million at September 30, 2015. The average portfolio company EBITDA was $55.7 million at September 30, 2016, with only 0.7% of the portfolio's fair value invested in the energy sector and no exposure to CLO equity.

At September 30, 2016, FSFR Glick JV had $201.1 million in assets, including senior secured loans to 36 portfolio companies.  The joint venture generated income of $2.1 million for FSFR during the fourth fiscal quarter, which represented an 11.7% weighted average annualized return on investment.

Our weighted average yield on debt investments at September 30, 2016, including the return on FSFR Glick JV, was 8.6%, and included a cash component of 8.3%. We utilized our attractively priced leverage and operated within our target leverage range of 0.8x to 0.9x debt-to-equity during the quarter, ending the quarter at 0.90x leverage.

Results of Operations

Total investment income for the quarters ended September 30, 2016 and September 30, 2015 was $13.2 million and $14.1 million, respectively. For the quarter ended September 30, 2016, the amount primarily consisted of $12.2 million of cash interest income from portfolio investments. For the quarter ended September 30, 2015, this amount primarily consisted of $11.7 million of cash interest income from portfolio investments.

Total investment income for the years ended September 30, 2016 and September 30, 2015 was $53.4 million and $51.5 million, respectively. For the year ended September 30, 2016, the amount primarily consisted of $47.5 million of cash interest income from portfolio investments. For the quarter ended September 30, 2015, this amount primarily consisted of $41.1 million of cash interest income from portfolio investments.

Net expenses for the quarters ended September 30, 2016 and September 30, 2015 were $6.9 million and $6.7 million, respectively. Total expenses increased for the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015, due primarily to a $0.3 million increase in interest expense and a $0.4 million increase in professional fees, partially offset by a $0.5 million decrease in base management fees and Part I incentive fees payable to our investment adviser.

Net expenses for the years ended September 30, 2016 and September 30, 2015 were $28.1 million and $23.2 million, respectively. Total expenses increased for the year ended September 30, 2016 as compared to the year ended September 30, 2015, due primarily to a $3.2 million increase in professional fees and a $0.6 million increase in interest expense.

Net realized and unrealized gains (losses) on our investment portfolio for the quarters ended September 30, 2016 and September 30, 2015 were $2.3 million and ($7.1 million), respectively. Net realized and unrealized gains (losses) on our investment portfolio for the years ended September 30, 2016 and September 30, 2015 were ($29.8 million) and ($12.4 million), respectively.

Liquidity and Capital Resources

At September 30, 2016, we had $28.8 million of cash and cash equivalents (including $9.0 million of restricted cash), portfolio investments (at fair value) of $573.6 million, $4.6 million of interest, dividends and fees receivable, $12.9 million of receivables from unsettled transactions, $107.4 million of borrowings outstanding under our revolving credit facilities, $180.0 million of borrowings outstanding under our debt securitization, $5.0 million of secured borrowings and unfunded commitments of $52.8 million. Our regulatory leverage ratio was 0.90x debt-to-equity.

At September 30, 2015, we had $52.7 million of cash and cash equivalents (including $11.3 million of restricted cash), portfolio investments (at fair value) of $623.6 million, $2.8 million of interest, dividends and fees receivable, $1.7 million of net receivables from unsettled transactions, $136.7 million of borrowings outstanding under our revolving credit facility, $186.4 million of borrowings outstanding under our debt securitization and $76.8 million of unfunded commitments. Our regulatory leverage ratio was 0.91x debt-to-equity.

Dividend Declaration

In addition to our previously declared dividend of $0.075 per share, which was paid on November 30, 2016 to stockholders of record on November 15, 2016, our Board of Directors met on October 19, 2016 and declared the following distributions:

•	$0.075 per share, payable on December 30, 2016 to stockholders of record on December 15, 2016;
•	$0.075 per share, payable on January 31, 2017 to stockholders of record on January 13, 2017; and
•	$0.075 per share, payable on February 28, 2017 to stockholders of record on February 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Portfolio Asset Quality

We utilize the following investment ranking system for our investment portfolio:

•	Investment Ranking 1 is used for investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new investments are initially ranked 2.

•	Investment Ranking 3 is used for investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At September 30, 2016 and September 30, 2015, the distribution of our investments on the 1 to 4 investment ranking scale at fair value was as follows:

Investment Ranking	September 30, 2016				September 30, 2015
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$20,056,209	3.49%	3.80		—	—	—
2	533,951,690	93.09	4.20		$596,955,786	95.72%	4.71
3	12,440,322	2.17	NM	(1)	26,691,688	4.28	5.87
4	7,156,160	1.25	NM	(1)	—	—	—
Total	$573,604,381	100.00%	4.19		$623,647,474	100.00%	4.76

_____________

(1)	Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of September 30, 2016, we had modified the payment terms of our investments in five portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of September 30, 2016, there was one investment on which we had stopped accruing cash and/or PIK interest or OID income that represented 1.3% of our debt portfolio at fair value.

Recent Developments

On December 8, 2016, our Board of Directors appointed Patrick J. Dalton as Chief Executive Officer and elected him as a member of the Board of Directors, effective January 2, 2017, succeeding Ivelin M. Dimitrov. In addition, Todd G. Owens will also step down from his roles as President and a member of the Board of Directors, effective January 2, 2017.

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Assets and Liabilities

(audited)

	September 30, 2016	September 30, 2015
ASSETS
Investments at fair value:
Control investments (cost September 30, 2016: $71,117,506; cost September 30, 2015: $58,977,973)	$63,316,667	$57,156,921
Affiliate investments (cost September 30, 2016: $15,953,798; cost September 30, 2015: $0)	13,006,458	—
Non-control/Non-affiliate investments (cost September 30, 2016: $513,397,659; cost September 30, 2015: $574,538,984)	497,281,256	566,490,553
Total investments at fair value (cost September 30, 2016: $600,468,963; cost September 30, 2015: $633,516,957)	573,604,381	623,647,474
Cash and cash equivalents	19,778,841	41,433,301
Restricted cash	9,036,838	11,258,796
Interest, dividends and fees receivable	4,579,935	2,783,379
Due from portfolio companies	336,429	11,587
Receivables from unsettled transactions	12,869,092	13,541,056
Deferred financing costs	4,577,369	5,001,675
Other assets	148,492	33,216
Total assets	$624,931,377	$697,710,484
LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,246,286	$1,911,599
Base management fee and incentive fee payable	2,987,721	2,055,179
Due to FSC CT LLC	402,073	379,641
Interest payable	1,798,653	1,669,012
Payables from unsettled transactions	—	11,809,500
Amounts payable to syndication partners	18,750	—
Director fees payable	236,275	52,650
Credit facilities payable	107,426,800	136,659,800
Notes payable	180,000,000	186,366,000
Secured borrowings at fair value (proceeds September 30, 2016: $5,000,000; proceeds September 30, 2015: $0)	4,985,425	—
Total liabilities	299,101,983	340,903,381
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding at September 30, 2016 and September 30, 2015	294,668	294,668
Additional paid-in-capital	373,995,934	373,995,934
Net unrealized depreciation on investments and secured borrowings	(26,850,007)	(9,869,483)
Net realized gain (loss) on investments	(10,969,707)	1,800,070
Accumulated overdistributed net investment income	(10,641,494)	(9,414,086)
Total net assets (equivalent to $11.06 and $12.11 per common share at September 30, 2016 and September 30, 2015, respectively)	325,829,394	356,807,103
Total liabilities and net assets	$624,931,377	$697,710,484

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Operations

(audited)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Year ended September 30, 2016	Year ended September 30, 2015
Interest income:
Control investments	$1,383,409	$1,015,914	$5,065,350	$1,770,130
Affiliate investments	97,191	—	182,194	—
Non-control/Non-affiliate investments	10,736,098	10,673,916	42,152,565	39,269,556
Interest on cash and cash equivalents	15,319	12,344	68,630	28,571
Total interest income	12,232,017	11,702,174	47,468,739	41,068,257
PIK interest income:
Affiliate investments	48,595	—	91,097	—
Non-control/Non-affiliate investments	13,182	—	75,968	—
Total PIK interest income	61,777	—	167,065	—
Fee income:
Affiliate investments	3,148	—	6,296	—
Non-control/Non-affiliate investments	206,405	1,709,630	3,071,634	9,673,649
Total fee income	209,553	1,709,630	3,077,930	9,673,649
Dividend and other income:
Control investments	700,000	656,250	2,712,500	730,625
Total dividend and other income	700,000	656,250	2,712,500	730,625
Total investment income	13,203,347	14,068,054	53,426,234	51,472,531
Expenses:
Base management fee	1,516,133	1,656,205	6,134,304	5,931,155
Part I incentive fee	1,477,820	1,854,021	5,211,729	5,689,371
Part II incentive fee	—	—	—	(766,552)
Professional fees	664,247	227,179	4,193,532	985,607
Board of Directors fees	81,275	95,150	546,300	359,700
Interest expense	2,546,007	2,196,506	9,594,441	8,950,703
Administrator expense	98,269	218,382	504,299	794,725
General and administrative expenses	483,778	418,344	1,955,177	1,249,792
Total expenses	6,867,529	6,665,787	28,139,782	23,194,501
Base management fee waived	(6,232)	—	(6,232)	—
Net expenses	6,861,297	6,665,787	28,133,550	23,194,501
Net investment income	6,342,050	7,402,267	25,292,684	28,278,030
Unrealized appreciation (depreciation) on investments:
Control investments	(214,065)	(1,249,342)	(5,979,787)	(1,821,052)
Affiliate investments	(566,607)	—	(2,947,340)	—
Non-control/Non-affiliate investments	2,426,107	(6,660,992)	(8,067,972)	(10,951,116)
Net unrealized appreciation (depreciation) on investments	1,645,435	(7,910,334)	(16,995,099)	(12,772,168)
Net unrealized depreciation on secured borrowings	14,575	—	14,575	—
Realized gain (loss) on investments:
Non-control/Non-affiliate investments	590,889	795,399	(12,769,777)	406,220
Net realized gain (loss) on investments	590,889	795,399	(12,769,777)	406,220
Net increase (decrease) in net assets resulting from operations	$8,592,949	$287,332	$(4,457,617)	$15,912,082
Net investment income per common share — basic and diluted	$0.22	$0.25	$0.86	$0.96
Earnings (loss) per common share — basic and diluted	$0.29	$0.01	$(0.15)	$0.54
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768	29,466,768
Distributions per common share	$0.225	$0.18	$0.90	$1.07

Conference Call Information

We will hold a conference call at 10:00 a.m. (Eastern Time) on Wednesday, December 14, 2016, to discuss our financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (877) 359-2861. International callers can access the conference call by dialing +1 (540) 318-1180. All callers will need to enter the Conference ID Number 48926580 and reference "Fifth Street Senior Floating Rate Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the conference call and will be available through December 21, 2016 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 48926580. An archived replay will also be available online on the "Investor Relations" section of our website under the "News & Events - Calendar of Events" section. FSFR's website can be accessed at fsfr.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  FSFR has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles.  Having committed approximately $10 billion of loans over its 18-year track record, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSFR. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in FSFR's operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449